Exhibit 10.69

March 30, 2023

Brett Giffin

Re: Retention Bonus

Dear Brett,

T2 Biosystems, Inc. (the “Company” or “T2”) is pleased to inform you that you are eligible to earn a special, one-time retention bonus (the “Retention Bonus”) in the total aggregate amount of $80,000, to be paid in two installments of $40,000, pursuant to the terms and conditions set forth in this letter agreement.

Subject to the terms of this letter agreement, including continued employment through the applicable date set forth below, the Retention Bonus will be paid to you by the Company in two installments. Within five (5) business days following June 30, 2023 (the “Initial Retention Date”) the Company shall pay you the amount of $40,000 and within five (5) business days following November 15, 2023 (the “Second Retention Date”) the Company shall pay you the amount of $40,000.

Notwithstanding any other provision of this letter agreement, payment of the applicable installment of the Retention Bonus shall be subject to your continued employment with the Company through the Initial Retention Date or the Second Retention Date, as applicable.

The Retention Bonus will be in addition to, and not in lieu of, any other bonus or compensation that you are entitled to with respect to your employment with the Company.

For the avoidance of doubt, if your employment with the Company terminates for any reason prior to the Initial Retention Date or the Second Retention Date, as applicable, you will forfeit any right to receive any unpaid installment of the Retention Bonus.

Payment of the Retention Bonus will be subject to all applicable tax and other withholdings. This letter agreement may be amended only by an instrument in writing signed by both you and an authorized officer of the Company, and any provision hereof may be waived only by an instrument in writing signed by the party against whom or which enforcement of such waiver is sought. This letter agreement does not confer upon you any right to continued employment with the Company or any of its subsidiaries or interfere in any way with the rights of the Company and its subsidiaries to terminate your employment at any time. This letter agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. You may not assign, transfer, alienate, sell, pledge or encumber, whether voluntarily, involuntarily or by operation of law your rights under this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles that would result in the application of any law other than the law of the Commonwealth of Massachusetts. This letter agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto. This letter agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile, email, .pdf

Exhibit 10.69

or other electronic transmission of a signature shall be deemed to be and have the effect of an original signature.

Please indicate your acceptance of and agreement to the terms and conditions of this letter agreement by signing and returning a copy of this letter to the undersigned. If you have any questions or concerns about this letter, please contact John Sperzel, Chairman and Chief Executive Officer.

Thank you for your hard work and commitment to the Company.

Sincerely,

T2 BIOSYSTEMS, INC.

By: /s/ John Sperzel

Name: John Sperzel

Title: Chairman and Chief Executive Officer

Acknowledged and agreed:

/s/ Brett Giffin

Brett Giffin